News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

Tampa, FL – June 16, 2025. Crown Holdings, Inc. (NYSE: CCK) announced today that Djalma Novaes, Jr., currently President of the Company’s Americas Division, will be promoted to Executive Vice President and Chief Operating Officer, effective July 1, 2025. In his new role, Mr. Novaes will oversee the Company’s Americas and European Divisions. He will also assume responsibility for Global Sourcing and the Company’s can manufacturing equipment business, CMB Engineering.

On the same date, Gerard Gifford, who has served as Executive Vice President and Chief Operating Officer since 2017 and has been with the Company since 1983, will transition to the role of Executive Vice President and Chief Administrative Officer. He will serve in this capacity until his planned retirement in early 2026.

Mr. Novaes joined Crown in 1998 and has led the Americas Division, the Company’s largest business unit, since 2015. Prior to this role, he served as President of Crown’s operations in Brazil and as Vice President of Operations for the North American Beverage can business, among other key leadership positions of increasing responsibility. He holds a Bachelor of Science in Mechanical Engineering from Pontifícia Universidade Católica do Rio de Janeiro and an MBA from Fundação Getúlio Vargas in São Paulo.

Commenting on the promotion, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated: “Under Djalma’s leadership, in addition to more than doubling segment income, the Company has strengthened its competitive position across each market it serves in the Americas. Djalma’s strategic vision, coupled with his deep operational and commercial expertise, makes him well-suited to take on this expanded leadership role.”

Mr. Donahue continued: “I would like to extend my heartfelt thanks to Jerry for his many years of outstanding contributions to the Company’s success. His unwavering commitment to customer satisfaction, operational excellence, and talent for building strong teams has been instrumental in driving exceptional results. Prior to his current role, he served as President of our European Division and previously led our North American Beverage can business in addition to several previous senior operational positions. On a personal note, it has been a privilege to work alongside Jerry. We are deeply grateful for the lasting positive impacts Jerry has made to the
Company and wish him all the best in his well-earned retirement.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. For more information, visit www.crowncork.com.

For more information, contact:
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720